EXHIBIT 4.9
HYGEA HOLDINGS CORP.
(f/k/a PIPER ACQUISITION II, INC.)
9100 South Dadeland Blvd., Suite 1500
Miami, Florida 33156

November 16, 2011

_______________________
_______________________
_______________________

Re:           Hygea Holdings Corp. (f/k/a Piper Acquisition II Inc.) (the “Company”)

Mr. ___________:

Reference is hereby made to the 10% convertible note (the “Note”) issued by the Company on [insert issuance date] to the undersigned (the “Investor”).  The Note is convertible, at any time at a conversion price of $0.11 per share.  The Note bears interest at __% per annum and matured on October 30, 2011 (the “Maturity Date”).

By executing this letter, Investor agrees to extend the Maturity Date of the Note to March 31, 2012.

This letter agreement may be executed in one or more counterparts.  We hereby request that you execute this letter agreement below acknowledging and agreeing to the terms set forth herein.

Sincerely,

HYGEA HOLDINGS CORP. (f/k/a PIPER ACQUISITION II, INC.)

By:	/s/
Name:
Title:

AGREED AND ACKNOWLEDGED: